Exhibit 99.1

COLONY FINANCIAL ANNOUNCES FOURTH QUARTER AND FULL YEAR

2010 FINANCIAL RESULTS

Los Angeles, CA, March 1, 2011/Business Wire/ – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the quarter and year ended December 31, 2010.

Fourth Quarter 2010 Highlights

•

Fourth quarter 2010 net income and Core Earnings of $0.46 per basic share and $0.45 per diluted share. These quarterly figures are inclusive of approximately $0.10 per basic and diluted share of capital gains resulting from the full and partial sale of two of our investments.

•	Completed four transactions during the fourth quarter representing total investment of approximately $50 million of equity capital:

•	Funded a $38 million mezzanine loan in connection with the recapitalization of Extended Stay Hotels Inc. at an interest rate of 12.0% per year, which is expected to generate a 12.2% yield-to-maturity;

•

Retained a $7 million junior first mortgage interest in the origination of a five-year, $21 million mortgage secured by a triple net leased office building in El Segundo, California, at an effective yield of 14%;

•

Participated with investor consortiums and in partnership with the FDIC to acquire two portfolios totaling approximately 755 loans and $341 million of combined unpaid principal balance. One portfolio was acquired at a discounted purchase price of 27% of the aggregate unpaid principal balance of approximately $204 million and the other portfolio was acquired at a discounted purchase price of 60% of the unpaid principal balance of approximately $137 million. Our combined funded participation was $5 million.

•	Declared and paid a fourth quarter dividend of $0.30 per share of common stock, an increase of 20% from the third quarter, and a 2010 special dividend of $0.05 per share of common stock.

•	Generated net proceeds of $55.6 million from the private placement of 2.75 million shares of the Company’s common stock at a price of $20.25 per share to certain institutional investors.

•

In January 2011, the Company participated in its fifth FDIC loan portfolio acquisition which brings the Company’s total funded investments in our five FDIC related transactions to $53 million. This latest acquisition involved the purchase of approximately 1,505 loans at a discounted purchase price of 24% of the unpaid principal balance of approximately $817 million. Our funded participation was $5 million.

Fourth Quarter Operating Results

For the fourth quarter of 2010, equity in income of unconsolidated joint ventures and interest income contributed $8.0 million and $1.9 million, respectively, to total income of $9.9 million. Equity in income from unconsolidated joint ventures includes a $0.9 million gain from the sale of approximately 7% of our holdings in First Republic Bank in connection with its initial public offering in December 2010. Total expenses for the quarter were $3.5 million. Administrative expenses accounted for $1.8 million, of which administrative expenses reimbursed to the Company’s external manager were $0.8 million. The Company also realized a gain on the sale of a loan receivable of $0.6 million. As a result, during the fourth quarter of 2010, the Company reported net income attributable to common stockholders of $6.9 million, or $0.46 per basic share and $0.45 per diluted share. These figures are inclusive of approximately $0.10 per basic and diluted share of capital gains resulting from the two sale transactions highlighted above and apply the weighted average share count for the period by adjusting for our private placement of common stock in December 2010.

“We completed 2010 with our most profitable quarter to date, as our IPO equity capital was fully deployed and we began to demonstrate some of the embedded capital gains in our portfolio through asset sales,” said Richard Saltzman, the Company’s President and Chief Executive Officer. “Our near-term strategy continues to bias towards higher current yielding investments, building a foundation of recurring earnings that complements our existing pipeline of higher octane, total return investments such as our FDIC transactions.”

Full Year 2010 Operating Results

For the full year 2010, equity in income of unconsolidated joint ventures and interest income contributed $24.2 million and $3.2 million, respectively, to total income of $27.4 million. Equity in income from unconsolidated joint ventures includes a $0.9 million gain from the sale of 7% of our holdings in First Republic Bank in connection with its initial public offering in December 2010. Total expenses for the year were $9.9 million. Administrative expenses accounted for $5.3 million, of which administrative expenses reimbursed to the Company’s external manager were $1.7 million. The Company also realized a gain on the sale of a loan receivable of $0.6 million. During the full year 2010, the Company reported net income attributable to common stockholders of $17.7 million, or $1.20 per basic share and $1.18 per diluted share, applying the weighted average share count for the period by adjusting for our private placement of common stock in December 2010.

Book Value

The Company’s GAAP book value per common share was $19.16 on December 31, 2010 after giving full effect to the deferred underwriting expenses and the 2.75 million additional shares issued in connection with our private placement of common stock in December 2010, compared to GAAP book value of $18.68 per common share on December 31, 2009 and $18.94 per common share on September 30, 2010. As of December 31, 2010, we had 17,384,000 shares of common stock outstanding. The deferred underwriting expenses relate to our initial public offering, whereby the Company’s manager paid $5.75 million of the underwriting discounts and the underwriters in the initial public offering deferred receipt of $5.75 million in underwriting discounts. The Company has agreed to reimburse its manager, by issuing stock, for the underwriting expenses it paid and to pay the underwriters their deferred underwriting discounts, in cash, if, during any period of four consecutive calendar quarters during the 24 full calendar quarters after the initial public offering, the Company’s Core Earnings for any such four-quarter period exceeds an 8% performance hurdle rate.

Fair Value

The fair value of the Company’s financial assets at December 31, 2010 was $41.8 million in excess of the carrying value of the Company’s financial assets as of the same date.

Core Earnings

Colony Financial’s Core Earnings, a non-GAAP financial measure, was $6.9 million, or $0.46 per basic share and $0.45 per diluted share, during the fourth quarter of 2010.

Core Earnings is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

Dividends

The Company’s Board of Directors declared a dividend of $0.30 per share of common stock for the quarter ended December 31, 2010 and a special dividend for 2010 of $0.05 per common share in order to distribute the balance of the Company’s estimated taxable income for the year. Both dividends were paid January 14, 2011, to shareholders of record on December 31, 2010. The Company’s dividend policy is set by its Board of Directors and will be evaluated on a quarterly basis based upon the deployment of the Company’s capital and its taxable earnings and cash flow.

Conference Call

Colony Financial will host a conference call at 7 a.m. PT / 10 a.m. ET on Wednesday, March 2, 2011, to discuss results for the quarter and year ended December 31, 2010. To participate in the event by telephone, please dial (877) 941-2068 five to ten minutes prior to the start time (to allow time for registration) and use conference ID 4403911. International callers should dial (480) 629-9712. A digital replay will be available beginning March 2, 2011, at 10 a.m. PT / 1 p.m. ET, through March 16, 2011, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 4403911. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed under Events in the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate finance and investment company that is focused primarily on acquiring and originating commercial real estate loans and real estate-related debt at attractive risk-adjusted returns. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). Colony Financial, Inc. has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Colony Financial is a component of the Russell 2000® and the Russell 3000® indices. For more information, visit www.colonyfinancial.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking: the ability to pay dividends in a timely manner or at all; the expected yields on the Company’s investments; and the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the risks described in documents the Company files from time to time with the Securities and Exchange Commission.

Investor Contact:
Colony Financial, Inc.
Darren Tangen
Chief Financial Officer
(310) 552-7230
Addo Communications, Inc.
Andrew Blazier
(310) 829-5400 andrewb@addocommunications.com
Media Contact:
Kristin Celauro
Owen Blicksilver P.R., Inc.
(732) 433-5200 kristin@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2010	December 31, 2009
ASSETS
Investments in unconsolidated joint ventures	$248,750	$129,087
Cash and cash equivalents	66,245	157,330
Loans receivable, net	69,929	—
Other assets	5,533	1,112

Total assets	$390,457	$287,529

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$20,000	$—
Secured financing	14,000	—
Accrued and other liabilities	3,380	1,112
Due to affiliate	2,214	476
Dividends payable	6,084	1,024
Deferred underwriting discounts and commissions payable to underwriters	5,750	5,750
Deferred underwriting discounts and commissions reimbursable to Manager	5,750	5,750

Total liabilities	57,178	14,112

Commitments and contingencies

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 17,384,000 and 14,631,000 shares issued and outstanding as of December 31, 2010 and 2009, respectively	174	146
Additional paid-in capital	330,777	275,247
Retained (Distributions in excess of) earnings	1,152	(1,424)
Accumulated other comprehensive income (loss)	936	(592)

Total stockholders’ equity	333,039	273,377
Noncontrolling interest	240	40

Total equity	333,279	273,417

Total liabilities and equity	$390,457	$287,529

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended December 31, 2010 (Unaudited)	Year Ended December 31, 2010	Period from June 23, 2009 (Date of Inception) to December 31, 2009
Income
Equity in income of unconsolidated joint ventures	$8,018	$24,227	$663
Interest income	1,864	3,158	428
Other operating income	40	40	—

Total income	9,922	27,425	1,091

Expenses
Base management fees	1,105	3,542	196
Investment expenses	98	442	175
Interest expense	505	555	—
Administrative expenses	1,021	3,687	816
Administrative expenses reimbursed to affiliate	817	1,656	302

Total expenses	3,546	9,882	1,489

Other income and expenses
Realized gain on sale of loan receivable	603	603	—
Foreign exchange loss, net of (loss) gain on foreign currency hedge of ($41), $43 and $0, respectively	(97)	(149)	—

Income (loss) before income taxes	6,882	17,997	(398)
Income tax benefit (provision)	13	(243)	—

Net income (loss)	6,895	17,754	(398)
Net income attributable to noncontrolling interest	9	23	2

Net income (loss) attributable to common stockholders	6,886	17,731	$(400)

Net income (loss) per share:
Basic	0.46	1.20	$(0.06)

Diluted	0.45	1.18	$(0.06)

Weighted average number of common shares outstanding:
Basic	14,986,700	14,716,200	6,963,000

Diluted	15,274,200	15,003,700	6,963,000

COLONY FINANCIAL, INC.

CORE EARNINGS (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31, 2010	Year Ended December 31, 2010
GAAP Net income attributable to common stockholders	$6,886	$17,731
Adjustment to GAAP net income to reconcile to Core Earnings:
Non-cash equity compensation expense	23	67

Core Earnings	$6,909	$17,798

Basic Core Earnings per share of common stock	$0.46	$1.21
Diluted Core Earnings per share of common stock	$0.45	$1.19

Basic weighted average common shares outstanding	14,986,700	14,716,200
Diluted weighted average common shares outstanding	15,274,200	15,003,700